UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.        )

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Kewaunee Scientific Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KEWAUNEE SCIENTIFIC CORPORATION

2700 West Front Street

Statesville, North Carolina 28677-2927

William A. Shumaker

President and

Chief Executive Officer

July 15, 2005

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the “Company”), which will be held at The Meeting Center, 123 North Wacker Drive, Suite 1300, Chicago, Illinois, on August 24, 2005, at 10:00 A.M. Central Daylight Time.

At the meeting, management will review with you the Company’s past year’s performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

The Company’s 2005 Annual Report to Stockholders is enclosed.

Sincerely yours,

/s/ William A. Shumaker

KEWAUNEE SCIENTIFIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on

August 24, 2005

The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held at The Meeting Center, 123 North Wacker Drive, Suite 1300, Chicago, Illinois, on August 24, 2005, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

(1)	To elect two Class I directors; and

(2)	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 5, 2005 will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of Bell, Boyd & Lloyd LLC, 70 West Madison Street, Chicago, Illinois, for a period of 10 days prior to the meeting.

It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to vote, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

D. MICHAEL PARKER

Secretary

July 15, 2005

YOUR VOTE IS IMPORTANT

Please vote, date and sign the enclosed proxy and return it

promptly in the enclosed envelope.

KEWAUNEE SCIENTIFIC CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the “Company”) for use at the annual meeting of stockholders of the Company to be held at The Meeting Center, 123 North Wacker Drive, Suite 1300, Chicago, Illinois, on August 24, 2005, at 10:00 A.M. Central Daylight Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.

The Company’s principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).

The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on, or about, July 22, 2005.

ELECTION OF DIRECTORS

Two Class I directors are to be elected at the meeting. The Board of Directors, at its meeting on June 22, 2005, upon the recommendation of the Nominating Committee, selected Wiley N. Caldwell and Silas Keehn as nominees for re-election to serve as directors at the annual meeting, each to serve for three-year terms. Both of the nominees are serving as directors as of the date of this Proxy Statement. The two nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the two nominees named below. If due to circumstances not now foreseen, either of the nominees becomes unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.

Information on the two nominees for Class I directors and the current Class II and III directors is shown below.

Class I directors will serve until the annual meeting of stockholders in 2008. The following directors are currently serving as Class I directors and have been nominated for re-election:

WILEY N. CALDWELL, 78, was elected a director of the Company in 1988. From 1984 to 1992, when he retired, he was President of W.W. Grainger, Inc., a distributor of electrical and mechanical equipment.

SILAS KEEHN, 75, was elected a director of the Company in May 2001. From 1981 to 1994, when he retired, he was President of the Federal Reserve Bank of Chicago. He is also a director of the National Futures Association.

Class II directors will serve until the annual meeting of stockholders in 2006. The following directors are currently serving as Class II directors:

JOHN C. CAMPBELL, JR., 62, was elected a director of the Company in 1973. Since May 1995, Mr. Campbell has been engaged in private consulting. From May 1992 to May 1995, he was Chief Operating Officer, Executive Vice President and a director of Grounds For Play, Inc. of Arlington, Texas, a manufacturer of specialty equipment for children’s playgrounds.

JAMES T. RHIND, 83, was elected a director of the Company in 1966. Since January 1, 1993, he has been engaged in the practice of law as of counsel to the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois, counsel to the Company. Prior thereto, he was a partner in that firm.

WILLIAM A. SHUMAKER, 57, has served as President of the Company since August 1999 and Chief Executive Officer since September 2000. He was elected a director of the Company in February 2000. He served as the Company’s Chief Operating Officer from August 1998, when he was also elected Executive Vice President, until September 2000. He served as General Manager of the Company’s Laboratory Products Group from February 1998 until August 1998. He joined the Company in December 1993 as Vice President of Sales and Marketing.

Class III directors will serve until the annual meeting of stockholders in 2007. The following directors are currently serving as Class III directors:

MARGARET BARR BRUEMMER, 53, was elected a director of the Company in February 1995. Ms. Bruemmer has been engaged in the practice of law in Milwaukee, Wisconsin as a sole practitioner for more than five years and has been Trustee of the Allis-Chalmers Corporation Product Liability Trust since June 1996.

ELI MANCHESTER, JR., 74, was elected a director of the Company in November 1990. He was elected President and Chief Executive Officer of the Company in July 1990. In August 1999, he was elected Chairman of the Board, retaining the position of Chief Executive Officer. In September 2000, he relinquished the position of Chief Executive Officer, retaining the position of Chairman.

Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years. Mr. Campbell is the first cousin of Laura Campbell Rhind, wife of Mr. Rhind.

The Board of Directors, under the Company’s bylaws, has set the size of the Board of Directors at seven members, divided into three classes. The Company’s certificate of incorporation provides that the three classes shall be as nearly equal in number as possible.

The Board of Directors recommends a vote FOR the election of both of the foregoing nominees for director.

Meetings and Committees of the Board

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company’s business and activities by reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during those meetings by the President and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board, as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company’s fiscal year ended April 30, 2005, the Board of Directors held nine meetings.

Currently, the standing committees of the Board of Directors of the Company are the Executive Committee, Audit Committee, Compensation Committee, Financial/Planning Committee, and Nominating Committee. The functions and membership of the committees are described below.

The Executive Committee, consisting of Messrs. Rhind (Chairman), Campbell, Manchester and Shumaker and Ms. Bruemmer, exercises the authority of the Board between meetings of the full Board, subject to the limitations of the Delaware General Corporation Law. The Executive Committee met once during the Company’s last fiscal year.

The Audit Committee, consisting of Messrs. Keehn (Chairman), Campbell and Rhind, each an independent director, performs the responsibilities and duties described in the Company’s Audit Committee Charter and is responsible for annually appointing the independent auditor for the Company, approving services to be performed by the independent auditor, reviewing the independent auditor’s reports, and reviewing the Company’s quarterly and annual financial statements before release to the public. The Audit Committee met five times during the Company’s last fiscal year. In addition, the Board of Directors has determined that Mr. Keehn, the current Chairman of the Audit Committee, is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.

The Compensation Committee, consisting of Messrs. Caldwell (Chairman), Keehn and Rhind and Ms. Bruemmer, each an independent director, considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of officers of the Company; short- and long-range compensation programs for officers and other key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The Compensation Committee also acts as the Stock Option Committee, administering and interpreting the stock option plans for officers and other key employees. The Compensation Committee met three times during the Company’s last fiscal year.

The Financial/Planning Committee, consisting of Messrs. Manchester (Chairman), Caldwell, Keehn and Shumaker and Ms. Bruemmer, reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company’s strategic plan and the annual budget for capital expenditures. The Financial/Planning Committee also reviews the investment results of the assets in the Company’s retirement plans. The Financial/Planning Committee met three times during the Company’s last fiscal year.

The Nominating Committee, consisting of Messrs. Rhind (Chairman) and Campbell and Ms. Bruemmer, each an independent director, makes recommendations to the full Board with respect to candidates for Board membership, officers of the Company, and Board committee membership. The Nominating Committee will consider as prospective Board nominees persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the first page of this Proxy Statement, attention of the Corporate Secretary. The Nominating Committee does not have a written charter and has not identified any minimum qualifications that must be met by a Nominating Committee-recommended nominee. The Nominating Committee met once during the Company’s last fiscal year.

In the Company’s last fiscal year, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of Stockholders, although all directors are encouraged to attend. All members of the Board of Directors attended the Company’s 2004 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

The Board of Directors recommends that any communications from stockholders be in writing and addressed to the Board in care of the Corporate Secretary, 2700 West Front Street, Statesville, North Carolina 28677-2927. The name of any specific Board member to whom a communication is intended to be addressed should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipient if one is noted; however, the Corporate Secretary, prior to forwarding any correspondence, will review the correspondence, and in his discretion, will not forward certain items if they are deemed frivolous, of inconsequential commercial value or otherwise inappropriate for Board consideration.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Caldwell, Keehn and Rhind and Ms. Bruemmer. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. Mr. Rhind is of counsel to the law firm of Bell, Boyd & Lloyd LLC, which serves as counsel to the Company.

Director Compensation

Each director who is not an employee of the Company receives for his services as such an annual retainer of $18,000 plus a fee of $1,000 for each day of Board and/or committee meetings attended, a multiple-meeting fee of $1,250 and a $500 fee for telephone meetings. In addition, the Chairmen of the Executive and Compensation Committees receive an annual fee of $2,000, and the Chairman of the Audit Committee receives an annual fee of $3,000. Payment of such fees may be deferred at the request of a director. All directors are reimbursed for their expenses for each Board and committee meeting attended. Under the Company’s 1993 Stock Option Plan for Directors, each of the Company’s non-employee directors was granted a one-time option to purchase, at fair market value on the date of the grant, 5,000 shares of the Company’s common stock. These options are exercisable in 25% increments on August 1 of each of the next four years after the date of grant and have since been exercised in full by each director, with the exception of Mr. Keehn, who was granted his option in May 2001.

Non-employee directors may also elect to participate in the Company’s health insurance program at no cost to them. During the last fiscal year, Mr. Campbell and Ms. Bruemmer participated in this program.

Messrs. Shumaker and Manchester are employees of the Company and receive no compensation for serving as directors.

EXECUTIVE COMPENSATION

Certain Summary Compensation Information

The following table sets forth certain information for each of the fiscal years ended April 30, 2005, April 30, 2004 and April 30, 2003, with respect to the compensation of the Chief Executive Officer and the Company’s four other most highly compensated executive officers (the “named executive officers”) in all capacities in which they served.

SUMMARY COMPENSATION TABLE

	Fiscal Year				Long-Term Compensation Awards	All Other Compensation ($) (2)
		Annual Compensation			Securities Underlying Options/PSARs (#) (1)
Name and Principal Position		Salary ($)	Bonus ($)	Other ($)
William A. Shumaker President and Chief Executive Officer	2005 2004 2003	287,500 275,000 269,500	— — —	— — —	15,000 15,000 10,000	14,375 13,750 10,780
D. Michael Parker Senior Vice President- Finance, Chief Financial Officer, Treasurer and Secretary	2005 2004 2003	184,833 178,232 170,165	— — —	— — —	7,500 7,500 6,000	9,254 8,912 6,807
Dana L. Dahlgren(3) Vice President- Sales & Marketing Laboratory Products Group	2005 2004 2003	137,834 126,367 122,449	— — —	— — —	2,500 2,500 2,000	6,892 6,318 4,898
Kurt P. Rindoks Vice President-Engineering & Product Development	2005 2004 2003	145,750 141,333 137,178	— — —	— — —	3,750 3,750 3,000	4,365 7,067 5,487
Sudhir K. (Steve) Vadehra(4) Vice President, International Operations	2005 2004 2003	143,411 134,821 129,413	21,717 43,011 26,646	— — —	— — —	8,258 8,892 6,242

(1)	Amounts listed for fiscal years 2004 and 2005 represent performance stock appreciation rights granted to the named executed officers and amounts listed for fiscal year 2003 represent stock options granted to the named executive officers.

(2)	The amount listed for each named executive officer consists of the total matching contributions accrued or made by the Company during the year on behalf of that executive officer to the Company’s Incentive Savings Plan and Executive Deferred Compensation Plan.

(3)	Mr. Dahlgren was elected Vice President of Sales & Marketing for the Laboratory Products Group on June 23, 2004.

(4)	Mr. Vadehra was elected Vice President of International Operations on June 23, 2004.

PSAR Grants in Last Fiscal Year

The following table sets forth certain information with respect to performance stock appreciation rights (“PSARs”) granted under the Company’s Long-Term Performance Incentive Plan during fiscal year 2005 to each named executive officer.

PSAR GRANTS IN FISCAL YEAR 2005

Name	# of PSARs Granted (1)	% of Total PSARs Granted in Fiscal Year	Base Price Per Share ($)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for PSAR Term (2)
					5% ($)	10% ($)
William A. Shumaker	15,000	35.3	11.03	4/30/07	26,100	54,750
D. Michael Parker	7,500	17.6	11.03	4/30/07	13,050	27,375
Dana L. Dahlgren	2,500	5.9	11.03	4/30/07	4,350	9,125
Kurt P. Rindoks	3,750	8.8	11.03	4/30/07	6,525	13,688
Steve Vadehra	—	—	—	—	—	—

(1)	All PSARs were granted at a base price equal to the fair market value of the Company’s common stock on the grant date. PSARs vest in one-third increments at the end of each fiscal year during the PSAR term, subject to the attainment of annual specified performance targets. The PSARs that were eligible for vesting at the end of fiscal year 2005 did not vest because the specified performance targets for the year were not met and those PSARs were forfeited by the plan participants. Vesting of the PSARs may be accelerated under certain circumstances in the event of a “Change of Control” of the Company as defined in the Plan.

(2)	These amounts represent hypothetical gains that could be achieved for PSARs if they all are vested as of the end of the PSAR term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the PSARs are granted to the end of the PSAR term. Actual gains, if any, on PSAR grants are dependent on the attainment of annual specified performance targets required for vesting and the future performance of the Company’s common stock. There can be no assurance that the amounts reflected in this table will be achieved.

Option/PSAR Exercises and Holdings

The following table sets forth certain information with respect to options exercised during fiscal year 2005 by the named executive officers and with respect to options and PSARs held at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND OPTION/PSAR VALUES AT FISCAL YEAR-END

	Shares Acquired on Exercise	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at April 30, 2005		Number of PSARs at April 30, 2005		Value of Unexercised In-the-Money Options/PSARs at April 30, 2005 ($) (2)
Name			Exercisable	Unexercisable	Vested	Eligible For Future Vesting	Exercisable/ Vested	Unexercisable/ Unvested
William A. Shumaker	—	—	38,000	2,500	—	15,000	—	—
D. Michael Parker	1,000	5,275	26,000	1,500	—	7,500	—	—
Dana L. Dahlgren	—	—	8,000	500	—	2,500	—	—
Kurt P. Rindoks	—	—	16,250	750	—	3,750	—	—
Steve Vadehra	—	—	—	—	—	—	—	—

(1)	Based on the difference between the exercise price and the fair market value of the Company’s stock at the date of exercise.

(2)	Based on the difference between the closing price of the Company’s stock on April 30, 2005 and the exercise price with respect to stock options and the base price with respect to PSARs for each named executive officer.

Retirement Plan

The named executive officers of the Company participate in the Company’s Pension Plan. The Plan provides retirement benefits for participating employees. The annual benefit amount is calculated as 40% of the 10-year final average annual compensation (salary and bonus) minus 50% of the Primary Social Security Benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Plan may elect among several payment alternatives. As of April 30, 2005, the Company “froze” the benefits under the Plan. As a result, no further benefits will be earned by current participants under the Plan after April 30, 2005 and no additional participants will be added to the Plan.

The following table shows estimated annual benefits payable to employees participating in the Pension Plan as of April 30, 2005 with the indicated years of service and final average annual compensation. The estimated annual benefits are based upon the terms of the Plan in effect as of April 30, 2005, and the assumption that the participant retires at age 65 and that the participant does not elect any alternate payment option under the Plan. To the extent ERISA rules restrict the amount otherwise payable under the Plan, the amount in excess of the restrictions will be paid by the Company under the provisions of the Company’s Pension Equalization Plan. At April 30, 2005, the credited years of service under the Plan for Messrs. Shumaker, Parker, Dahlgren, Rindoks and Vadehra were 11.6, 14.7, 15.7, 20.5 and 6.2, respectively.

Final Average Compensation	Years of Service
	10	15	20	25
$300,000	$36,250	$54,380	$72,500	$90,630
250,000	29,590	44,380	59,170	73,960
200,000	22,920	34,380	45,840	57,300
150,000	16,250	24,380	32,500	40,630
100,000	9,590	14,380	19,170	23,960

In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions “Compensation Committee Report on Executive Compensation,” “Audit Committee Report” and “Performance Graph” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive compensation is administered by the Compensation Committee of the Board, which is composed of four independent directors.

The objective of the Company’s executive compensation program is to attract, motivate, reward and retain management talent critical to the Company’s achievement of its objectives. Salaries and other compensation for the Company’s executive officers are based on each executive officer’s responsibilities, level of experience, and performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other most highly compensated officers to $1 million per year for each such executive. This deduction limit is not relevant to the Company at the current levels of compensation of its executive officers.

Executive Officer Compensation

The four principal components of the Company’s compensation program for executive officers are discussed below.

Base Salary

The Compensation Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is furnished with historical data on the total compensation for each executive, marketplace data for comparable positions at other manufacturing and service companies with generally similar annual sales volume, individual performance appraisals and recommended adjustments by the Chief Executive Officer for each executive officer except himself. The Committee further considers the executive officer’s particular qualifications, level of experience, sustained performance over time, and pay position within his or her established base salary range. These factors are also considered in determining an adjustment to the salary of the Chief Executive Officer. Base salaries are traditionally adjusted as of July 1 of each year.

Annual Incentive Compensation

All of the Company’s executive officers are eligible to participate in an annual incentive bonus plan, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company, based primarily on the attainment of earnings goals established in the incentive bonus plan and, to a lesser extent, on the executive officer’s achievement of established personal goals to the degree determined by the Board of Directors upon the recommendation of the Chief Executive Officer.

At the beginning of each fiscal year, the Board of Directors approves earnings goals for the Company for such year and, upon the recommendation of the Compensation Committee, establishes specified percentages of each executive officer’s beginning-of-the-year base salary that will be available for bonuses if the Company and/or its operating businesses achieve specified earnings goals and the executive officer achieves his or her personal goals. The percentages increase as the earnings reach various established levels. Only Mr. Vadehra qualified for a cash bonus under the incentive bonus plan for fiscal year 2005.

Long-Term Incentive Plans

In recent fiscal years, through fiscal year 2003, the Company used stock options as its primary long-term incentive plan for executive officers. Stock option awards were normally made annually in August by the Board of Directors, based on the recommendations of the Chief Executive Officer, with respect to all stock options other than his own, and the Compensation Committee. The exercise price of the granted stock options was the fair market value of the Company’s common stock on the date of the grant. Individual awards were based on an individual’s performance, his or her comparative base salary level and the number of stock option grants previously made.

Beginning with fiscal year 2004, the Company has used a performance-based long-term incentive plan, instead of stock options, as its primary long-term incentive plan for its executive officers. Under this plan, performance stock appreciation rights (“PSARs”) are normally granted annually in May by the Board of Directors to participating employees. This plan provides executive officers an opportunity to receive awards in the form of cash payments at the end of a three-year performance period based upon the occurrence of both (i) the Company’s attainment of specified annual financial goals established by the Board of Directors and (ii) an increase in the market price of the Company’s stock from the beginning to the end of the three-year period.

Other Compensation Plans

Each of the Company’s executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various group compensation and benefit plans. Benefits under these plans are not tied to employee or Company performance.

Chief Executive Officer Compensation

The Compensation Committee considers the Chief Executive Officer’s leadership an important factor in the future success of the Company. The compensation of the CEO has traditionally included base salary, annual incentive compensation, long-term incentive compensation, and benefits under various group plans. In establishing Mr. Shumaker’s base salary for each fiscal year, the Compensation Committee considers operating results for the prior year and the outlook for the current year, continued development of the management team, operational improvements, compensation of chief executive officers of other companies with comparable sales, and the price of the Company’s common stock. The CEO’s annual incentive compensation and long-term incentive compensation are determined pursuant to the Company’s incentive plans for executive officers. Mr. Shumaker did not earn a cash bonus under the annual incentive bonus plan for fiscal year 2005, as the Company did not meet its established consolidated earnings goals.

Compensation Committee Members

Wiley N. Caldwell, Chairman

Margaret Barr Bruemmer

Silas Keehn

James T. Rhind

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors and is responsible for overseeing the Company’s financial reporting process and other duties as described in the Audit Committee Charter.

In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended April 30, 2005 with management and the Company’s independent auditors. Management of the Company is responsible for those financial statements and the Company’s financial reporting process, including the Company’s system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining its independence. Based on the Committee’s review of the audited financial statements and the review and discussions described in this paragraph, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2005 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005 for filing with the Securities and Exchange Commission. All members of the Committee meet the independence standards established by the Nasdaq Stock Market, Inc.

Audit Committee Members
Silas Keehn, Chairman
John C. Campbell, Jr.
James T. Rhind

PERFORMANCE GRAPH

The graph below sets forth a comparison of the Company’s annual stockholder return with the annual stockholder return of (i) the Nasdaq Market Index, and (ii) an index of Nasdaq, non-financial companies with similar market capitalizations to the Company1. The graph is based on an investment of $100 on May 1, 2000 (the first trading day of the Company’s fiscal year beginning on that date) in the Company’s common stock, assuming dividend reinvestment. The graph is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company’s stock. The graph and related data were furnished by Hemscott, Richmond, Virginia.

Comparison of 5-Year Cumulative Total Return

Kewaunee Scientific Corporation, Nasdaq Market Index

and Similar Market Capitalization Index

1/	In addition to the Company, the Similar Market Capitalization Index is comprised of the following companies: Amcor Limited; Canterbury Park Holding Corporation; HMG/Courtland Properties Inc.; P & F Industries, Inc.; TAT Technologies Ltd.; and TBA Entertainment Corporation. Consistent with the prior year, the Company used for an index companies with a market capitalization similar to that of the Company (the “Peer Group”). However, four companies that were included in the Peer Group in the performance graph included in the Company’s proxy statement since fiscal year 2002 have not been included this year because their shares of common stock have been de-listed and/or are no longer traded in the public markets. The stockholder return for those four companies has not been factored into the Peer Group stockholder return indicated above. The Similar Market Capitalization Index was used because there exists no applicable published industry index or line-of-business index, and the Company does not believe it can reasonably identify a peer group of companies in its industry because the Company’s primary competitors are either divisions of larger corporations or are privately owned.

AGREEMENTS WITH CERTAIN EXECUTIVES

The Company entered into agreements with Messrs. Shumaker, Parker, and Rindoks in fiscal year 2000 and Messrs. Dahlgren and Keith D. Smith, Vice President-Manufacturing, in fiscal year 2005 that provide for the payment of compensation and benefits in the event of termination of their employment within three years following a Change of Control of the Company, as defined in the agreements. Each executive whose employment is so terminated will receive compensation if the termination of his employment was by the Company or its successor without cause, or by the executive for good reason, as defined in the agreements. Upon such a termination of employment within one year following a Change of Control, the Company or its successor will be required to make, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, a lump-sum cash payment equal to the executive’s annual compensation with respect to Messrs. Rindoks, Dahlgren and Smith and two (2) times the executive’s annual compensation with respect to Messrs. Shumaker and Parker. Upon a termination of employment occurring after the first anniversary, but within three years, of the date of the Change of Control, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, Messrs. Rindoks, Dahlgren and Smith will be entitled to a lump-sum payment equal to one-half (1/2) of their annual compensation and Messrs. Shumaker and Parker will be entitled to a lump-sum payment equal to their annual compensation.

In August 2004, the Company entered into an employment letter agreement with Bain Black, Vice President and General Manager of the Technical Products Group, which provides that if he is terminated without cause, the Company will be obligated to pay him separation pay equal to his current base salary for nine (9) months, reduced by any income earned by him during the payment period.

Kewaunee Labway Asia Pte. Ltd., a dealer for the Company’s products in Singapore, is a joint venture formed in June 1998 between the Company and an entity controlled by Mr. Vadehra. The Company owns 51% of Kewaunee Labway Asia and the entity controlled by Mr. Vadehra owns the remaining 49% interest. Mr. Vadehra was appointed an officer of the Company, Vice President of International Operations, in June 2004, and has also served as the Managing Director of Kewaunee Labway Asia since its formation in 1998.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information with respect to the “beneficial ownership” (as defined by the Securities and Exchange Commission) of shares of the Company’s common stock, as of June 30, 2005, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

Name	Shares beneficially owned (1)	Percent of class
Margaret Barr Bruemmer (2)	45,559	1.8%
Wiley N. Caldwell	5,500	*
John C. Campbell, Jr. (3)	41,667	1.7%
Silas Keehn	10,000	*
Eli Manchester, Jr.	126,000	5.0%
James T. Rhind (4)	391,351	15.7%
William A. Shumaker (5)	67,786	2.7%
D. Michael Parker (6)	39,000	1.5%
Dana L. Dahlgren	8,000	*
Kurt P. Rindoks	22,035	*
Steve Vadehra	—	—
Directors and executive officers as a group (14 persons)	759,498	29.1%

*	Percentage of class is less than 1%.

(1)	Includes shares which may be acquired within sixty (60) days from June 30, 2005 upon exercise of options by: Mr. Keehn – 5,000; Mr. Manchester – 20,000; Mr. Shumaker – 38,000; Mr. Parker – 26,000; Mr. Rindoks – 16,250; Mr. Dahlgren – 8,000; and all officers and directors as a group – 115,850.

(2)	Includes 2,425 shares held by her as custodian for one of her children, as to which she disclaims beneficial ownership.

(3)	Includes 17,883 shares held by Mr. Campbell’s wife, as to which shares he disclaims beneficial ownership.

(4)	Includes 243,079 shares held by Mr. Rhind’s wife, Laura Campbell Rhind, 44,080 shares held by Mrs. Rhind as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, as to which shares Mrs. Rhind shares voting and investment power, 44,910 shares held by two trusts of which Mr. Rhind is sole trustee, and 12,000 shares owned by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. Rhind disclaims beneficial ownership of all of such shares.

(5)	Includes 4,364 shares in which Mr. Shumaker shares voting and investment power.

(6)	Includes 13,000 shares in which Mr. Parker shares voting and investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to the “beneficial ownership” (as defined by the Securities and Exchange Commission) of shares of the Company’s common stock, as of June 30, 2005, by each person who is known by management of the Company to have been the “beneficial owner” of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

Name	Shares beneficially owned		Percent of class
Elizabeth B. Gardner	212,069	(1)	8.5%
Laura Campbell Rhind	391,351	(2)	15.7%
Ernest and Patricia R. Ohnell	166,700	(3)	6.7%

(1)	Includes 64,093 shares held by Mrs. Gardner as a trustee of certain irrevocable trusts for the benefit of her children, as to which shares she disclaims beneficial ownership, and 12,925 shares held by Mrs. Gardner’s husband, as to which shares she disclaims beneficial ownership. Mrs. Gardner’s address is 42 Logan Terrace, Golf, Illinois 60029.

(2)	Includes 44,080 shares held as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, as to which shares Mrs. Rhind shares voting and investment power, 92,192 shares held by Mr. Rhind personally or as trustee and 12,000 shares held by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. and Mrs. Rhind and a third director share voting and investment power over the shares held by the charitable foundation, but disclaim beneficial ownership of them. Mrs. Rhind’s address is 830 Normandy Lane, Glenview, Illinois 60025.

(3)	The shares owned by Ernest and Patricia R. Ohnell listed in the table are shown as being owned as of February 29, 2000 according to a Schedule 13D filed with the Securities and Exchange Commission in March 2000. Ernest Ohnell directly owned 127,700 shares and his wife, Patricia Ohnell, directly owned 39,000 shares. The Ohnells’ address is 75 Khakum Road, Greenwich, Connecticut 06831.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and 10% stockholders to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it and inquiries of such persons, the Company believes that all such filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 8, 2005, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm. This dismissal, which was immediately effective, was approved by the Audit Committee of the Board of Directors of the Company.

The reports of PwC on the financial statements of the Company for the years ended April 30, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended April 30, 2005 and 2004 and through July 8, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the financial statements of the Company for such years.

During the years ended April 30, 2005 and 2004 and through July 8, 2005, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Also on July 8, 2005, the Company engaged Cherry, Bekaert & Holland, L.L.P. (“CB&H”) as its new independent registered public accounting firm to audit the Company’s financial statements for the year ending April 30, 2006 and to review the financial statements to be included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ending July 31, 2005. The decision to engage CB&H was approved by the Company’s Audit Committee.

Prior to the engagement of CB&H, neither the Company nor anyone on behalf of the Company consulted with CB&H during the Company’s two most recent fiscal years and through July 8, 2005, in any manner regarding either: (A) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (B) any matter that was the subject of either a disagreement or a reportable event (as defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K).

It is not expected that representatives of PricewaterhouseCoopers LLP or Cherry, Bekaert & Holland, L.L.P. will be present at the Annual Meeting of Stockholders.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services to be provided by the Company’s independent auditors on a case-by-case basis. In making such determination, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence. All of the audit and non-audit services provided by the Company’s independent auditors on behalf of the Company in 2005 and 2004 were pre-approved in accordance with this policy.

Audit Fees and Non-Audit Fees

The following fees were paid or will be paid to PricewaterhouseCoopers LLP for professional services rendered on behalf of the Company related to the past two fiscal years:

	2005	2004
Audit Fees	97,000	79,500
Audit-Related Fees	19,500	12,500
Tax Fees	29,000	34,978

Total	$145,500	$126,978

For each of 2005 and 2004, audit services consisted of the audit of the Company’s annual consolidated financial statements and the review of the Company’s quarterly financial statements. Audit-related services in 2005 consisted of assistance in responding to the routine review of the Company’s Form 10-K report for the most recently completed fiscal year by the Securities and Exchange Commission. Such services for fiscal year 2004 consisted of benefit plan audits. Tax services included assistance with federal and state tax returns and compliance.

PROXIES AND VOTING AT THE MEETING

The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company’s common stock.

At the close of business on July 5, 2005, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,492,270 shares of common stock of the Company outstanding and entitled to vote.

Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-dated proxy or in person at the meeting.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the two nominees for director. Approval of any other matter submitted to the stockholders for their consideration at the meeting requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions, directions to withhold authority, and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention, direction to withhold authority, or broker non-vote with respect to a matter other than the election of directors, may have the same legal effect as a vote against the matter. With respect to the election of directors, an abstention, direction to withhold authority or broker non-vote will have no effect. An automated system administered by the Company’s transfer agent will be used to tabulate votes.

A stockholder entitled to vote for the election of directors can withhold authority to vote for either of the nominees.

STOCKHOLDER PROPOSALS

The deadline for receipt of stockholder proposals for inclusion in the Company’s 2006 proxy material is March 17, 2006. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder’s name and address as it appears on the Company’s records and the number of shares of the Company’s common stock beneficially owned by such stockholder. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for presenting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act. All other proposals to be presented at the meeting must be delivered to the Secretary of the Company, in writing, by June 2, 2006.

FINANCIAL STATEMENTS

The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 2005 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

OTHER MATTERS

Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

By Order of the Board of Directors

/s/ D. MICHAEL PARKER
D. MICHAEL PARKER
Secretary

July 15, 2005

PROXY

KEWAUNEE SCIENTIFIC CORPORATION

2700 West Front Street

Statesville, North Carolina 28677-2927

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James T. Rhind, John C. Campbell, Jr., and William A. Shumaker as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 5, 2005, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on August 24, 2005 and at any adjournment thereof.

Your vote for two directors may be indicated on the reverse side. Wiley N. Caldwell and Silas Keehn have been nominated for election as Class I Directors.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 below. Please mark your vote inside one box below.

1. Election of Class I Directors: Wiley N. Caldwell and Silas Keehn		Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR the nominees listed above (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed above
☐	☐

If you wish to withhold authority for either of the nominees, write such nominee’s name in this space

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

Date:	, 2005

Signature

Signature if held jointly

IMPORTANT: Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate your capacity or full title. If stock is held jointly, each joint owner should sign.